EXHIBIT 99.1

For Immediate Release: July 20, 2012

Occidental Petroleum Corporation Names Cynthia L. Walker
Executive Vice President and Chief Financial Officer

LOS ANGELES--Occidental Petroleum Corporation (NYSE:OXY) today announced the appointment of Cynthia L. Walker as Executive Vice President and Chief Financial Officer, effective August 6, 2012. Ms. Walker will assume the position from James M. Lienert, who has been Occidental’s Chief Financial Officer for the past two years. Mr. Lienert will continue with the Company as Executive Vice President – Business Support.

Ms. Walker, 35, has most recently served as Managing Director at Goldman, Sachs & Co., where she enjoyed a 12-year career. While at Goldman Sachs, Ms. Walker provided clients with strategic advice in high-profile energy industry transactions as a senior member of the Global Natural Resources Group located in Houston. She was also a member of the Mergers and Acquisitions Group.

Stephen I. Chazen, President and Chief Executive Officer of Occidental, noted, “We feel very fortunate that an executive of Ms. Walker’s caliber is joining the ranks of our senior management. Ms. Walker has extensive experience in mergers and acquisitions and finance at one of the world’s top global investment banking and securities firms and with a specific focus on the upstream oil and gas industry. As a result of her background in these areas, she is tailor made to serve as our CFO. I very much look forward to working with her. I also want to thank Jim for his many accomplishments and I am pleased that he will continue to contribute to the Company’s success through his leadership of our Supply Chain and Information Technology organizations.”

Ms. Walker holds a Bachelor of Business Administration in Accounting with High Honors from the University of Texas at Austin.

About Oxy

Occidental Petroleum Corporation (OXY) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth-largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

-0-

Contacts

Occidental Petroleum Corporation
Media
Melissa E. Schoeb
310-443-6504
melissa_schoeb@oxy.com

or

Investors
Chris Stavros
212-603-8184
chris_stavros@oxy.com
On the web: www.oxy.com

2